THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT COVERING SUCH SECURITIES, THE SALE IS MADE IN ACCORDANCE WITH RULE 144 UNDER THE ACT, OR THE BORROWER RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THESE SECURITIES REASONABLY SATISFACTORY TO THE BORROWER STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT.

SECURED CONVERTIBLE SENIOR PROMISSORY NOTE

$11,200,000.00

FOR VALUE RECEIVED, Net Element, Inc., a Delaware corporation (the “Borrower”), promises to pay to Cayman Invest S.A. or its permitted assigns (the “Lender”), at the Lender’s address at 3A Little Denmark Complex 147 Main Street P.O. Box 4473, Road Town, Tortola, British Virgin Islands or such other place as the holder of this Secured Convertible Promissory Note (this “Note”) may designate from time to time, the principal sum of Eleven Million Two Hundred Thousand Dollars ($11,200,000.00) (the “Original Principal Sum”) together with interest only to the extent that same may be due on the unpaid principal balance (as set forth in Section 1.2 below), upon the terms and conditions specified below. Borrower acknowledges that Lender and its affiliated companies have already advanced to the Borrower the total amount of USD 6,180,000 (six million one hundred eighty thousand US Dollars) and that the balance shall be provided by the Lender or its affiliated persons to the Borrower according to the following schedule: USD2,700,000 (two million seven hundred thousand US Dollars) till 30 April 2014 and USD2,320,000 (two million three hundred twenty thousand US Dollars) till 24 December 2014.

1. Payment

1.1  Maturity. Subject to the provisions of Section 2 hereof relating to the conversion of this Note, the outstanding Original Principal Sum shall be due and payable on such date (the “Payment Date”) that is the earlier of (a) March 31, 2015 ( the “Maturity Date”); and (b) that time that is immediately prior to the closing of an Acquisition Event.

1.2  Interest. No interest shall accrue on any unpaid balance of the Original Principal Sum from the date hereof until such principal is paid or converted as provided in Section 2. Upon an Event of Default pursuant to Section 4 hereof, this Note shall accrue simple interest, from the date of Default at the rate of twelve percent (12%) per annum. Interest shall be calculated on the basis of actual number of days elapsed based on a year of 360 days. Under no circumstances will the interest rate on this Note be more than the maximum rate allowed by applicable law.

1.3  Payments, Allocation of Payments. Except if such obligations are satisfied through a conversion pursuant to Section 2, principal and any interest if due, are payable in lawful money of the United States of America. All payments shall be credited first to interest if due, fees, costs and expenses then due and the remainder to the principal amount of the obligations.

1.4  Prepayment of the Note. Prior to the Maturity Date, Borrower may at its sole discretion, repay this Note in whole and not in part (a “Permitted Repayment Event”).

2. Conversion.

2.1 Automatic Conversion upon a Qualified Financing.  Effective upon a Qualified Financing as defined in Section 5.2, prior to the Maturity Date, the entire outstanding Original Principal Sum of the Note shall be automatically converted, in whole and not in part without any further action on the part of any Lender, into common shares of Net Element, Inc. (“Shares”) issuable upon such conversion of this Note determined in accordance with Section 2.4 below).

2.2 Optional Conversion upon a Non-Qualified Financing.  Effective upon a Non-Qualified Financing as defined in Section 5.3, at the option of the Lender in its sole discretion, the entire outstanding Original Principal Sum of the Note, shall be converted, in whole and not in part without any further action on the part of any Lender, into Shares with the number of Shares issuable upon such conversion of this Note determined in accordance with Section 2.4 below.

2.3 Optional Conversion before or after the Maturity Date. At any time before or after the Maturity Date, at the option of the Lender, in its sole discretion, the entire outstanding Original Principal Sum of the Note shall be automatically converted, in whole and not in part without any further action on the part of any Lender, into Shares with the number of Shares issuable upon such conversion of this Note determined in accordance with Section 2.4 below.

2.4 Number of Shares. The number of Shares to be issued to Lender upon conversion under this Section 2 shall equal to a total of Fifteen Percent (15%) of the then outstanding stock of Net Element, Inc. on a fully diluted basis.

2.6 Delivery of Note and Share Certificates. Upon conversion under this Section 2, this Note will, for all purposes, be deemed to be converted into Shares, at which time this Note shall for all purposes be deemed cancelled be deemed paid in full except for the interest (if any) accrued as a result of Event of Default . Upon conversion of this Note pursuant to Section 2.1 or 2.2, Lender hereby agrees to execute and deliver to the Borrower all transaction documents entered into by other purchasers participating in the Qualified Financing or Non-Qualified Financing, as applicable, including any purchase agreement, any investor rights agreement, any stockholder or voting agreement and other ancillary agreements, with customary representations and warranties and transfer restrictions.  Upon the conversion of this Note pursuant to this Section 2, Borrower shall issue and deliver to Lender a certificate or certificates for the number of full shares of Shares to which Lender is entitled. Borrower covenants that all Shares issued upon conversion will, upon issuance, be fully paid and non-assessable and free from all taxes, liens and charges caused or created by Borrower with respect to the issue thereof. Lender agrees to deliver the original of this Note for cancellation (or a notice to the effect that the original Note has been lost, stolen or destroyed and an agreement acceptable to Borrower whereby Lender agrees to indemnify Borrower from any loss incurred by it in connection with this Note).

3. Security Interest. Borrower agrees to procure and take all actions so that payment and performance of this Note shall have seniority over all debt of the Borrower outstanding as of the date of this Note and to use best endeavors to have the obligations hereunder positioned as a senior security interest secured by all assets of Net Element Inc. and by those payment processing portfolios owned by the company as of the date of this Note.

4. Default; Demand; Protest. Non-payment of this Note by the Maturity Date or the non-conversion to the Shares within a reasonable period of time (not exceeding thirty days) after qualifying events set forth in Section 2 shall constitute an Event of Default . Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, diligence in collection and notices of intention to accelerate maturity, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Lender on which Borrower may in any way be liable.

5. Definitions. As used herein, the following terms shall have the following meanings:

5.1.“Acquisition Event” means the sale of a majority of the ownership of Borrower or any voluntary or involuntary liquidation, dissolution or winding up of Borrower.

5.2. “Qualified Financing” means the first financing closing after the date hereof, in which Borrower receives financing of at least Ten Million US Dollars ($10,000,000.00) from the third party.

5.3. “Non-Qualified Financing” means any equity financing closing after the date hereof in which Borrower issues capital stock, other than a Qualified Financing.

6. No Right of Set-Off. The Lender and the Borrower agree that all payments hereunder shall be made in full without right of set-off.

7. Amendment Provisions. This Note and the provisions, rights and obligations hereof, may be amended, waived or modified only upon the written consent of the Borrower and the Lender.

8. Transfer. This Note may be transferred only upon its surrender to the Borrower for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer.  Thereupon, this Note shall be reissued to, and registered in the name of, the transferee, or a new Note for like principal amount and interest shall be issued to, and registered in the name of, the transferee.  Interest, if any, and principal shall be paid solely to the registered holder of this Note.  Such payment shall be full discharge of the Borrower’s obligation to pay any such interest and principal.

9. Severability. If any provision of this Note is determined to be invalid, illegal or unenforceable, in whole or in part, the validity, legality and enforceability of any of the remaining provisions or portions of this Note shall not in any way be affected or impaired thereby and this Note shall nevertheless be binding between the Borrower and Lender.

10. Binding Effect. This Note shall be binding upon, and shall inure to the benefit of, the Borrower and Lender and their respective successors and assigns.

11. Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified or (b) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid. All communications shall be sent to the Borrower at the address as set forth on the signature page to this Note or at such other address as the Borrower or Lender may designate by ten (10) days advance written notice to the other party hereto.

12. No Rights as Stockholder. This Note, as such, shall not entitle Lender to any rights as a stockholder of the Borrower.

13. Languages This Note is made up in Russian and English languages. In case of any discrepancies between the Russian and English versions, the English version shall prevail.

14. Headings and Governing Law. The descriptive headings in this Note are inserted for convenience only and do not constitute a part of this Note. The validity, meaning and effect of this Note shall be determined in accordance with the laws of the State of Delaware, without regard to principles of conflicts of law. THE PARTIES TO THIS NOTE HEREBY WAIVE THEIR RIGHT TO A TRIAL BY JURY WITH RESPECT TO DISPUTES ARISING UNDER THIS NOTE AND CONSENT TO A BENCH TRIAL WITH THE APPROPRIATE JUDGE ACTING AS THE FINDER OF FACT.

IN WITNESS WHEREOF, the parties hereto have caused this Note to be duly executed and delivered as of the date first above written.

THE BORROWER:

NET ELEMENT, INC.

By:	/s/ Oleg Firer
Name: Oleg Firer
Title: CEO

Address:	3363 NE 163rd Street #705

North Miami Beach, FL 33160